Exhibit 10.1

EXECUTION VERSION

EVERYWARE GLOBAL, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August 14, 2013, between EveryWare Global, Inc. a Delaware corporation (the “Company”), and John K. Sheppard (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and Executive are currently a party to that certain Executive Term Sheet Agreement, by and between Executive and the Company, dated as of March 29, 2012 (the “Executive Term Sheet”);

WHEREAS, the Company and Executive desire to enter into this Agreement as to the terms of Executive’s continued employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), Executive shall serve as the Chief Executive Officer of the Company. In this capacity, Executive shall have the duties, authorities and responsibilities as are reasonably associated with the position of Chief Executive Officer and shall report directly to the Board of Directors of the Company (the “Board”) and the Chairman of the Board acting on behalf of the Board. During the Employment Term, Executive shall be a member of the Board.

(b) During the Employment Term, Executive shall devote all of Executive’s business time, energy, business judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with the Company, and shall comply with all applicable Company policies.

2. EMPLOYMENT TERM. The Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive agrees to be so employed, for a term of three (3) years (the “Initial Term”) commencing as of July 1, 2013 (the “Effective Date”). Following the end of the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to the end of the Initial Term or such extension period, as applicable. Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to Section 7 hereof. The period of time between the Effective Date and the termination of Executive’s employment shall be referred to herein as the “Employment Term.”

3. BASE SALARY. The Company agrees to pay Executive a base salary at an annual rate of not less than $600,000, payable in accordance with the regular payroll practices of the Company, but in no event less frequently than monthly, effective as of the Effective Date. Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be adjusted from time to time by the Board but may not be reduced below $600,000. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. Executive will be eligible for an annual bonus based on performance metrics determined in consultation with Executive on an annual basis by the Board, consistent with the applicable EveryWare Global management bonus plan (the “Annual Bonus”). Executive’s target Annual Bonus will be 100% of Base Salary, and the Annual Bonus payout range will be between 0% and 150% of annual Base Salary. The Board, in its sole discretion, may pay up to 50% of the value of the Annual Bonus in fully vested restricted shares of the Company. In order to receive any Annual Bonus, the Executive must have been continuously employed by the Company or any of its subsidiaries through the end of the applicable period to which the Annual Bonus relates. The Annual Bonus, if any, will become payable following completion and review by the Board of the Company’s audited consolidated financial statements for the applicable fiscal year, but in no event later than March 15 of the calendar year following the calendar year in which or with which the applicable fiscal year ends.

5. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives, subject to satisfying the applicable eligibility requirements, except to the extent that such plans are duplicative of the benefits otherwise provided for hereunder; provided, however that Executive shall not participate in (i) the periodic stock or option grants to management employees (other than as provided in Section 5(d) below) and (ii) the Company’s medical insurance plan. Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable and ordinary out-of-pocket business expenses incurred and paid by Executive during the Employment Term and in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s policies with regard thereto.

(c) VACATIONS. During the Employment Term, Executive shall be entitled to five weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(d) EQUITY PROGRAM. During the Employment Term, Executive shall be entitled to participate in the Company’s equity program as described on Exhibit A attached hereto and incorporated herein.

(e) LEGAL FEES. Upon presentation of appropriate documentation, the Company shall pay Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of 100% of the first $7,500 of such expenses and 50% of the next $5,000 of such expenses, which shall be paid within sixty (60) days following the Effective Date.

(f) COMPANY RECOUPMENT OF AWARDS. Executive’s rights with respect to any payment hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with Executive in writing, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

6. TERMINATION. Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean that Executive, because of accident, disability, or physical or mental illness, as confirmed by a medical specialist in the area of Executive’s purported illness, is incapable of performing substantially all of Executive’s duties to the Company or any subsidiary, for either (i) a continuous period of 90 days; or (ii) 90 days during any consecutive 180 day period.

(b) DEATH. Automatically upon the date of death of Executive.

(c) CAUSE. Immediately upon written notice by the Company to Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s gross misconduct or gross negligence in the performance of Executive’s duties to the Company that has or could reasonably be expected to have an adverse effect on the Company; (ii) Executive’s willful failure to follow the lawful directives of the Board (other than as a result of death or Disability); (iii) Executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) Executive’s performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; (v) Executive’s willful breach of this Agreement, or any other agreement with the Company, the Company’s code of conduct or other written policy. Any determination of Cause will be made by a resolution approved by a majority of the members of the Board of Directors (excluding the Executive).

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by Executive to the Company of a termination for Good Reason. “Good Reason” means the occurrence of any of the following events, without the express written consent of Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by Executive to the Company of the occurrence of one of the reasons set forth below: (i) material diminution in Executive’s base salary or target bonus opportunity; or (ii) material diminution in Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), including without limitation removal as a member of the Board. Executive will provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate his employment within thirty (30) days following the expiration of the Company’s thirty (30)-day period described above. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by Executive.

(f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or Executive pursuant to the provisions of Section 2 hereof.

7. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that Executive’s employment (and the Employment Term) ends on account of Executive’s death, Executive or Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iii) hereof to be paid within thirty (30) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) any accrued but unused vacation time in accordance with Company policy; and

(iv) all other payments, benefits or fringe benefits (including without limitation, all earned but unpaid Annual Bonus(es)), to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, in each case in accordance with their terms (collectively, Sections 7(a)(i) through 7(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that Executive’s employment and/or the Employment Term end on account of Executive’s Disability, the Company shall pay or provide Executive with the Accrued Benefits.

(c) TERMINATION FOR CAUSE, BY EXECUTIVE OTHER THAN FOR GOOD REASON OR FOLLOWING EXECUTIVE OR COMPANY NON-EXTENSION OF THIS AGREEMENT. If Executive’s employment is terminated (x) by the Company for Cause, (y) by Executive other than for Good Reason, or (z) by either party following Executive’s or the Company’s non-extension of the Employment Term as provided in Section 2 hereof, then the Company shall pay to Executive the Accrued Benefits following such termination.

(d) TERMINATION WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON PRIOR TO EXECUTIVE OR COMPANY NON-EXTENSION OF THIS AGREEMENT. If Executive’s employment is terminated (x) by the Company other than for Cause (and other than due to the Executive’s death or Disability) or (y) by Executive for Good Reason, in each case prior to Executive’s or the Company’s non-extension of the Employment Term as provided in Section 2 hereof, then the Company shall pay or provide Executive with the following, subject to the provisions of Section 20 hereof:

(i) the Accrued Benefits;

(ii) subject to Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, an amount equal to Executive’s monthly Base Salary rate as in effect on the date of termination, paid in accordance with the Company’s regular payroll processes for a period of eighteen (18) months following such termination (but in any event no less frequently than monthly); provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 20 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(iii) in the event that such termination occurs within six (6) months following a Change of Control (as defined below), Executive’s continued payment of Executive’s monthly Base Salary rate referred to in Section 7(d)(ii) above shall continue for an additional six (6) month period, for a total of twenty-four (24) months of continued payment of Executive’s monthly Base Salary, and Executive shall receive an additional payment equal to fifty percent (50%) of Executive’s Annual Bonus, if any, earned in the calendar year prior to the termination year with such additional payment to be made within sixty (60) days following Executive’s final day of employment; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 20 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

For purposes of this Section 7(d), “Change of Control” means any transaction or series of related transactions pursuant to which (i) any person or persons acting as a group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (excluding (1) Monomoy Capital Partners I, L.P., Monomoy Capital Partners II, L.P. or their respective Affiliates, the Company or any subsidiary of the Company, (2) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company (such person or persons acting as a group, an “Exchange Act Person”)) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) of the Company’s then outstanding securities; (ii) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an Exchange Act Person, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election. For purposes of this Section, “Affiliate” of any Person means any other Person, directly or indirectly controlling, controlled by or under common control with such Person, where “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(e) OTHER OBLIGATIONS. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have immediately resigned from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

(f) EXCLUSIVE REMEDY. The amounts payable to Executive following termination of employment and the Employment Term hereunder pursuant to Section 7 hereof shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with the Company or any of its affiliates, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement.

8. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in the form attached as Exhibit B hereto. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of Executive’s employment with the Company, Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes strictly for the benefit of the Company or any of its affiliates. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative or affiliate of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) NONCOMPETITION. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are not easily quantified, and that Executive’s performance of such services to a competing business would result in irreparable harm to the Company, (ii) Executive has had and, during the Employment Term will continue to have access to Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of Executive’s employment by a competitor, Executive would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and Executive has had and will continue to have during the Employment Term access to these customers, (v) Executive has received and will receive specialized training from the Company and its affiliates, and (vi) Executive has generated and will continue to generate goodwill for the Company and its affiliates in the course of Executive’s employment. Accordingly, during Executive’s employment hereunder and for a period of two (2) years thereafter,

Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the design, distribution, marketing or manufacturing of tabletop, storage or food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico, Latin America, Africa, Europe and Asia, the design, distribution, marketing or manufacturing of bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware, hollowware, premium spirit bottles, cookware, gadgets, candle, floral glass containers, and other similar houseware or kitchen products, or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as Executive has no active participation in the business of such corporation.

(c) NONSOLICITATION; NONINTERFERENCE.

(i) During Executive’s employment with the Company and for a period of two (2) years thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is, or was during the twelve-month period immediately prior to the termination of Executive’s employment for any reason, a customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii) During Executive’s employment with the Company and for a period of two (2) years thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any advisor, consultant, employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such advisor, consultant, employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. Any person described in this Section 9(c)(i) shall be deemed covered by this Section while so employed or retained and for a period of twelve (12) months thereafter.

(d) NONDISPARAGMENT. Executive agrees not to make negative comments or otherwise disparage the Company or any of its affiliates or any of their respective partners, members, officers, directors, employees, agents, services or products other than in the good faith performance of Executive’s duties to the Company while Executive is employed by the Company. The Company agrees not to and to direct its officers and directors not to make negative comments or otherwise disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) INVENTIONS. (i) Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to Executive’s work with the Company, made or conceived by Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions at the Company’s expense. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company. Executive shall comply with all relevant agreements, policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided the same are consistent with the terms of this Agreement and Executive’s duties to the Company and its affiliates. Executive acknowledges that the Company may amend any such policies and guidelines related specifically to confidential, proprietary or non-public information or intellectual property or potential conflicts of interest from time to time, and that Executive remains at all times bound by their most current version.

(f) RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all Confidential Information or other property belonging to the Company or any of its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g) REASONABLENESS OF COVENANTS. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 9.

(h) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) TOLLING. In the event of any violation of the provisions of this Section 9, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j) SURVIVAL OF PROVISIONS. The obligations contained in Sections 9 and 10 hereof shall survive the termination or expiration of the Employment Term, the non-renewal of this Agreement and Executive’s employment with the Company and shall be fully enforceable thereafter.

10. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter for a period of twenty-four (24) months, Executive will promptly respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company at the expense of the Company (collectively, the “Claims”). Executive agrees to promptly inform the Board if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. Executive also agrees to promptly inform the Board (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Board or the Company’s counsel.

11. EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by Executive of Section 9 or Section 10 hereof, any severance or other benefits being paid or provided to Executive and/or Executive’s dependents pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to Executive shall be immediately repaid to the Company.

12. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown

in the books and records of the Company.

With a copy to:

Trusted Counsel

1201 Peachtree Street, Suite 500

400 Colony Square

Atlanta, Georgia 30361

Attention: Evelyn A. Ashley

If to the Company:

EveryWare Global, Inc

519 N. Pierce Ave

Lancaster, OH 43130

Attention: General Counsel

With a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Kevin L. Morris

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Ohio or the United States District Court for the Southern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Ohio, the court of the United States of America for the Southern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.

18. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, including but not limited to the Executive Term Sheet; provided, that the restrictive covenants and other obligations contained in Section 9 are independent of, supplemental to, and shall not be modified, superseded by or restricted by any non-competition, non-solicitation, confidentiality or other restrictive covenants in any other current or future agreement unless reference is made to the specific provisions hereof which are intended to be superseded. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

19. REPRESENTATIONS. Executive represents and warrants to the Company that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or impede Executive from performing all of Executive’s duties and obligations hereunder. The Company represents and warrants to Executive that (a) The Company and its affiliates have the legal right to enter into this Agreement and to perform all of the obligations on Company and affiliates’ part to be performed in accordance with its terms, and (b) the Company is not party to any agreement or understanding, written or oral, or any restriction, which, in any case, would prevent the Company from entering into this Agreement or impede the Company from performing its obligations hereunder.

20. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A, unless otherwise agreed to by a majority of the Board (excluding Executive).

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 20(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The parties intend that no payment pursuant to this Agreement shall give rise to any adverse tax consequences to either party pursuant to Section 409A.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment shall be as stated unless such actual date of payment should be modified in order to comply with the provisions of Code Section 409A.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Daniel Collin
Name:	Daniel Collin
Title:	Chairman, Board of Directors

EXECUTIVE

/s/ John K. Sheppard

Name:	John K. Sheppard

EXHIBIT A

OPTIONS

Executive will receive 160,000 options to purchase EveryWare Global, Inc. Common Stock (the “Everyware Common Stock”) on each of August 30 , 2013, January 1, 2015 and January 1, 2016 (the “Options”) under the 2013 Omnibus EveryWare Incentive Compensation Plan (the “Plan”), subject to Executive’s continued employment at each such time. The Options will have an exercise price equal to the fair market value of EveryWare Common Stock on the grant date as determined under the Plan; have a duration of 10 years; vest at a rate of 20% on the grant date and 20% on each of the first four anniversaries of the grant date; and will be exercisable upon vesting or, as described below, as Monomoy’s ownership of the Company declines below certain levels. The Options will be in lieu of any other equity incentive compensation granted to management employees of the Company, but be calculated without reference to all options previously issued to Executive. All unexercised options will expire immediately upon the Executive’s termination of employment, provided that if such termination is by the Company other than for Cause or by the Executive for Good Reason, the vested options may be exercised at any time within thirty (30) days of such termination, but in no event later than the applicable expiration date.

In the event that Monomoy owns fewer than 6 million shares of EveryWare Common Stock , 50% of the Executive’s unvested Options described above will vest; in the event Monomoy owns fewer than 3 million shares, 100% of the Executive’s unvested options described above will vest, in each case, subject to Executive remaining continuously employed at each such time.

In the event of a dividend, recapitalization, or spin off, split up, combination or exchange of shares of EveryWare Common Stock or the like, any of which results in a change in the number or kind of shares of stock of the Company outstanding immediately prior to such event, the number of options that may be granted under paragraph 1 of this Exhibit and the number of shares held by Monomoy that give rise to accelerated vesting under paragraph 2 of this Exhibit may be appropriately adjusted in order that the rights of the Company, Monomoy and Executive are neither enlarged nor diminished as a result of such event. The grant of the Options will be subject in all respects to the terms and conditions of the Plan and the applicable award agreement governing such Options, provided the terms above shall be applied to each grant.

EXHIBIT B

GENERAL RELEASE

I,                         , in consideration of and subject to the performance by EveryWare Global, Inc. (together with its subsidiaries, the “Company”), of its obligations under Section 7(d) of the Employment Agreement, dated as of August     , 2013 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 7(d) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 7(d) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all Claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release or from any claims against the Released Parties relating to the breach of their obligations under Section 7 (d) (or related thereto) of the Agreement. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company or as required by law.

10. Any non disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self regulatory organization or governmental entity.

11. I hereby acknowledge that Sections 8, 9 and 10 of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i) I HAVE READ IT CAREFULLY;

(ii) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v) I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45] DAY PERIOD;

(vi) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: /s/ John K. Sheppard	DATE: 8/14/13

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